Exhibit 21.1
Subsidiaries of First Interstate BancSystem, Inc.

Subsidiary	State of Incorporation or Jurisdiction of Organization	Business Name
First Interstate Bank	Montana	First Interstate Bank
First Western Data, Inc.	South Dakota	First Western Data, Inc.
First Interstate Statutory Trust	Delaware	First Interstate Statutory Trust
FI Statutory Trust I	Connecticut	FI Statutory Trust I
FI Capital Trust II	Delaware	FI Capital Trust II
FI Statutory Trust III	Delaware	FI Statutory Trust III
FI Capital Trust IV	Delaware	FI Capital Trust IV
FI Statutory Trust V	Delaware	FI Statutory Trust V
FI Statutory Trust VI	Delaware	FI Statutory Trust VI
MWF Statutory Trust III	Connecticut	MWF Statutory Trust III
Commerce Financial, Inc.	Montana	Commerce Financial, Inc.
First Interstate Insurance Agency, Inc.	Montana	First Interstate Insurance Agency, Inc.
FIBCT, LLC	Montana	Crytech
FIB, LLC	Montana	FIB, LLC